                                                                     Exhibit 3.3

                             CERTIFICATE OF DECREASE

                                       OF

                                SHARES DESIGNATED

                                       AS

                              CLASS B COMMON STOCK




         Abercrombie & Fitch Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY THAT:

         1. The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on August 27, 1996.

         2. In accordance with the provisions of paragraph (d)(5)(E) of Section 2 of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation, upon the conversion of shares of Class B Common Stock, $0.01 par value (the "Class B Common Stock"), into shares of Class A Common Stock, $0.01 par value (the "Class A Common Stock"), each share of Class B Common Stock that is converted (i) shall be retired and cancelled and shall not be reissued and
(ii) shall proportionately decrease the number of shares of Class B Common Stock designated by Section 2 of Article FOURTH.

         3. Effective May 19, 1998, 40,484,545 shares of Class B Common Stock were converted into a like number of shares of Class A Common Stock. Effective June 1, 1998, 3,115,455 shares of Class B Common Stock were converted into a like number of shares of Class A Common Stock. As a result, in accordance with the provisions of paragraph (d)(5)(E) of Section 2 of Article FOURTH of the Corporation's Amended and Restated Certificate of Incorporation an aggregate of 43,600,000 shares of Class B Common Stock shall be retired and cancelled and the number of shares designed as shares of Class B Common Stock shall be decreased to 106,400,000. In addition, the total number of shares of stock which the Corporation shall have authority to issue shall be decreased to 271,400,000, consisting of 256,400,000 shares of Common Stock, $0.01 par value, and 15,000,0000 shares of Preferred Stock, $0.01 par value.

         IN WITNESS WHEREOF, said Abercrombie & Fitch Co. has caused this certificate to be signed by John K. Shubitowski, its Secretary, as of the 29th day of July, 1999.



                                                 By /s/ John K. Shubitowski
                                                   -----------------------------

                                                 Typed Name: John K. Shubitowski
                                                            --------------------
                                                 Title:      Secretary
                                                       -------------------------